Exhibit 99.1

              Cost-U-Less Confirms Preliminary Buyout Negotiations

Preston, WA, June 24, 2003

Cost-U-Less, Inc. (the "Company") (Nasdaq: CULS) today confirmed that it is engaged in preliminary discussions with ASSI, Inc. regarding a potential transaction by which ASSI, Inc. would acquire all outstanding shares of common stock of the Company. On June 20, 2003, ASSI, Inc. amended its Schedule 13D filing with the Securities and Exchange Commission to disclose these preliminary discussions. ASSI, Inc. has not yet submitted a written proposal containing terms of a potential transaction. Neither ASSI, Inc. nor the Company has completed its financial and legal due diligence relating to any such transaction.

Cost-U-Less currently operates ten stores in the Caribbean and Pacific region:
U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (1), American Samoa (1), and Republic of Fiji (1). The Company has an eleventh store in Dededo, Guam that is temporarily closed due to damage suffered from a Supertyphoon in December of last year. It expects to reopen this store in the fiscal fourth quarter of 2003. The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com